Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3 No. 333-192327 of Energy Transfer Equity, L.P.

(2)	Registration Statement on Form S-3 No. 333-146300 of Energy Transfer Equity, L.P.

(3)	Registration Statement on Form S-8 No. 333-146298 pertaining to the Employees’ Savings Plan of Energy Transfer Equity, L.P.
of our report dated February 28, 2015, with respect to the consolidated financial statements of Susser Holdings Corporation (not presented separately herein), included in this Annual Report (Form 10-K) of Energy Transfer Equity, L.P. for the year ended December 31, 2014.
/s/Ernst & Young LLP
Houston, Texas
February 28, 2015